WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK*), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXCLUSIVE LICENSE AGREEMENT

                                                This Agreement, effective November 12, 2007 (the “Effective Date”) is between Metabolix, Inc. (“Licensor”), having an office and principal place of business at 21 Erie Street, Cambridge, MA 02139, and Abbott Laboratories (“Licensee”), an Illinois corporation having an office and principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400.

WITNESSETH THAT:

                                                WHEREAS, Licensor is the owner of certain Patent Rights (as later defined herein) and has the right to grant licenses under said Patent Rights.

                                                WHEREAS, Licensee is a diversified health care company that discovers, develops, manufactures and markets pharmaceutical products, nutritional products and medical products.

                                                WHEREAS, Licensee wishes to obtain and Licensor is willing to grant an exclusive license to the Patent Rights upon the terms and subject to the conditions set forth herein.

                                                NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, Licensor and Licensee agree as follows:

ARTICLE I

DEFINITIONS

                                                As used in this Agreement, each term listed below shall have the meaning that is given after it:

“Abbott Diagnostic Product” means any Abbott Product that is a Diagnostic Product.

“Abbott Product” means any Licensed Product, that was discovered, developed or commercialized by Abbott or its Affiliates.

“Abbott Therapeutic Product” means any Abbott Product that is a Therapeutic Product.

“Affiliate” means a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled, or is under common control with the designated Party.  As used herein, the term of control means possession of power to direct or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise; provided, however, that for the purposes of this Agreement, * and its subsidiaries, which comprises *, shall not be considered an “Affiliate” of Licensee unless and until Licensee has elected to include *,

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as an Affiliate hereunder  for the express purposes of developing and commercializing an Abbott Product and provides Licensor written notice of the same.

“Commercially Reasonable Efforts” means the level of effort commonly used in the research-based pharmaceutical industry to conduct research, development, and licensing activities for a technology that is at a similar stage as the technology described in the Patent Rights and that is of comparable market potential, profit potential or strategic value, taking into account relevant considerations, and which may include, establishment of a proof of concept, issues of safety (including adverse events) and efficacy, product profile, the proprietary position, the then-current competitive environment for such technology, the then-current market penetration, the return on investment potential of such product, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors, as the case may be, and as measured by the facts and circumstances at the time such efforts are due.

“Control” or “Controlled” means, with respect to a particular item of information or intellectual property right, (i) that the Party owns, or holds a license to, and has the ability to grant to the other Party access and/or the licenses to such item, provided for herein, without violating the terms of any agreement or other arrangement with any third party.

“Cross-License” means a license agreement with a Sublicensee in which Licensee receives non-cash receipts in the form of license rights to technology or intellectual or tangible property.

                                                “Diagnostic Product” means a Licensed Product that (i) identifies, images, or otherwise detects a disease, disorder, medical state or condition in animals (including human) or having a predisposition to a particular disease, and/or (ii) defines the prognosis or monitors the progress of any disease disorder, medical state or condition in animals (including human), including subsequent to medical or pharmaceutical intervention and/or (iii) predicts the suitability of using a specific prophylactic or therapeutic product to treat a disease, disorder, medical state or condition in animals (including human) with specific patients (“theranostic”).

“FDA” means the United States Food and Drug Administration or any successor agency or authority thereto having substantially the same functions.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder.

                                                “First Commercial Sale” means, with respect to any Licensed Product, the first bona fide commercial sale of such Licensed Product by Licensee or its Sublicensees to any unaffiliated third party who is not a Sublicensee in any country in the Territory after all applicable marketing and pricing approvals (if any) have been granted by the Regulatory Agency, provided such bona fide sale would, absent the license granted hereunder, infringe one or more Valid Claims.

                                                “* Patents” means any issued patent, that is (i) * directed to the * disclosed in the * and (ii) conceived or discovered during the period beginning on * and through * by an employee or agent of *, its Affiliates or * by use of the *.

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“Licensed Product” means any product or process or part thereof, the manufacture, sale, offer to sell, use, or importation of which, absent the license granted hereunder, would infringe one or more Valid Claims.

“NDA” means a new drug application as defined in the FDCA or any successor applications or procedures filed with the FDA.

“Net Sales” means, on Licensed Product-by-Licensed Product basis, the gross amount invoiced by Licensee, its Affiliates and its Sublicensees to independent, unrelated third parties in bona fide arms’ length transactions for the sale of Licensed Products, less deductions for:

(i) trade, quantity, or cash discounts, sales returns and allowances (including charge backs, and uncollectible accounts);

(ii) amounts repaid or credited by reason of rejection, defect or return, or because of price reductions, billing errors; rebates and similar payments made with respect to sales paid for or reimbursed by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

(iii) administrative and other fees and reimbursements and similar payments directly related to the sale or delivery of Licensed Product paid to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions;

(iv) the cost of the Delivery System, where for purposes of this Net Sales definition, a “Delivery System” means any delivery system comprising equipment, instrumentation, one or more devices or other components designed to assist in the administration of a Licensed Product; for the purpose of example, Delivery Systems would include but not be limited to: syringes, needle-free delivery devices, inhalers, trans-dermal patches and any other similar equipment instrumentation, or devices;

(v) any taxes or other governmental charges or import and excise duties levied on the production, sale, transportation, delivery or use of a Licensed Product which is paid by or on behalf of a Party;

(vi) outbound transportation, importation, freight, postage, shipping, insurance and other handling costs;

(vii) costs of collections; and

(viii) with respect to Abbott Diagnostic Product(s) sold under a Reagent Agreement Plan, a lump sum deduction of * percent (*%) of the gross amount invoiced for such Abbott Diagnostic Product.

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For purposes of determining Net Sales, Licensed Product(s) shall be deemed to be sold when shipped and invoiced and a “sale” shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

For purposes of calculating Net Sales, sales between or among Licensee, its Affiliates or its Sublicensees shall be excluded from the computation of Net Sales, but sales by a Party, its Affiliates, or its Sublicensees to unrelated third parties shall be included in the computation of Net Sales.

In the event a Licensed Product is sold in combination with one or more other active ingredients, the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for such combination by the fraction A/(A+B), where “A” is the gross amount invoiced for the Licensed Product sold separately and “B” is the gross amount invoiced for the other active ingredient(s) sold separately.  In the event that the other active ingredient(s) is not sold separately, then the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for the combination by the fraction A/C, where “A” is the gross invoice amount for the Licensed Product, if sold separately, and “C” is the gross invoice amount for the Combination. In the event that a particular combination is not addressed by the foregoing, the Parties shall determine the allocation of the gross invoice amount between the Licensed Product and the other active ingredient(s) in good faith.

“Party or Parties” means Licensee and/or Licensor, depending on the context.

“Patent Rights” means all patents and patent applications, including but not limited to those listed in Exhibit B attached hereto, owned or Controlled by Licensor during the Term, filed *, which patents and patent applications claim subject matter related to *, and including:

                                                (a) all additions, divisionals, continuations, continuation-in-part applications, and continued prosecution applications and substitutions of any of the preceding, and any letters patent and/or registrations (and their relevant international equivalents);

                                                (b) all patents resulting from reissues, reexaminations, renewals, confirmations, registration, extensions (and their relevant international equivalents), and including any patent term extensions, or supplementary protection certificates that may be granted on any of the foregoing

“Pharmaceutical Field” means research, development, manufacture, and commercialization of products directed to the prevention, maintenance, treatment, diagnosis, prediction, detection, evaluation or characterization of any disease, disorder, medical state or condition in animals (including humans).

“Reagent Agreement Plan” means a plan for the sales of Abbott Diagnostic Product(s) to customers with whom instruments for use with reagents constituting Abbott Diagnostic Product(s) are placed on a reagent rental basis, (i.e. without a charge for such instruments separate from charges for such assays), or other successor or similar plan, such as instrument service costs, instrument depreciation, finance costs, disposables, and rental fees.

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“Regulatory Agency” means the United States Food and Drug Administration and the applicable regulatory agencies in other countries having responsibility for license of pharmaceutical products or Licensed Product(s).

“Reporting Period” means each calendar quarter during the Term.

“Non-Pharmaceutical Research Field” means internal, non-commercial, research outside the Pharmaceutical Field, at laboratory to pilot scale, and not for use in any process, intermediate, or final product for commercial sale or distribution.  Non-Pharmaceutical Research Field excludes, without limitation, any use of “*” Patents, as part of, or in any way in connection with, a product or service which is sold, offered for sale or licensed in the Territory.

“*” has the meaning ascribed to it in Section 2.3.

“Sublicense Income” means any payments that Licensee or its Affiliates receives from a Sublicensee, that is not an Affiliate of Licensee, in connection with a sublicense granted pursuant to Section 2.2 hereof, which sublicense includes a grant of rights to the Patent Rights but which sublicense does not include a grant of rights to an Abbott Product. Payments under this definition include without limitation license fees, license maintenance fees, milestone payments, and royalties and the fair market value of any non-monetary consideration.

“Sublicensee” means any non-Affiliate sublicensee of the rights granted Licensee under Section 2.1.

                                                “Term” means the term of this Agreement as set forth in section 11.1.

                                                “Territory” means the entire world.

                                                “Therapeutic Product” means a Licensed Product that prevents, maintains, treats and/or cures any disease, disorder, medical state or condition in animals (including humans).

                                                “Valid Claim” means a claim of an issued and unexpired patent included within the Patent Rights whose enforceability has not been affected by one or more of any of the following: (1) permanent lapse, revocation, or abandonment and/or (2) holding of unenforceability or invalidity by a decision of a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; and/or (3) disclaimer or admission or declaration of invalidity or unenforceability through reissue or re-examination or opposition, nullity action or invalidation suit response or otherwise.

ARTICLE II

GRANT OF LICENSE AND RIGHT OF FIRST NEGOTIATION

                                                2.1                                 License Grants.  Subject to the terms of this Agreement, Licensor hereby grants to Licensee and its Affiliates for the Term an exclusive (even as to Licensor) royalty-bearing license, under the Patent Rights to research, develop, make, have made, use, sell, offer to sell, lease, and import/export Licensed Products in the Pharmaceutical Field in the Territory.

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                                                2.2                                 Sublicenses.  Licensee shall have the exclusive right (even as to Licensor) to grant sublicenses of its rights under Section 2.1. Licensee shall incorporate terms and conditions into its sublicense agreements sufficient to enable Licensee to comply with this Agreement and to ensure Sublicensee’s compliance with the terms of this Agreement.

                                                2.3                                 * Patents. * hereby grants to * a * non-exclusive license, * the right to grant sublicenses, to * Patents solely for * further grants to * license to * Patents, solely for use *, upon terms and conditions to be negotiated in good faith by the parties (“*”). * may exercise each * upon notice to * within * (*) * (“* Election Period”) from the date upon which the applicable * Patent issues. In the event that * elects to exercise a *, the Parties shall enter into good faith negotiations for a commercially reasonable sublicensing agreement for the specific field of interest, *.  The financial terms associated with such agreement will include, to the extent usual and customary for the applicable field of use, a license fee, annual maintenance fees, milestones, royalties on net sales and a * and the absolute values for such financial terms will be usual and customary for the scope of rights and field of use and, in the case of * that are encompassed in such agreement. If the Parties, in good faith negotiations, are unable to reach agreement within ninety days (90) days after the date upon which * exercised the * (“Negotiation Period”), then neither Party shall be under any obligation to continue such negotiations; provided that if the Parties are unable to agree upon what constitutes commercially reasonable financial terms, then * may submit the issue to Alternative Dispute Resolution under Section 12.1.

Notwithstanding anything to the contrary in this Agreement, * understands and agrees that if * or any of its Affiliates acquires, is acquired by, or merges or consolidates with a third party (each a “Change in Control”), the * shall not apply to any patent that otherwise meets the definition of “* Patent” if such patent was already owned or otherwise controlled by the other party to such Change in Control as of the effective date of said Change in Control, and is the subject of an agreement that would not allow *, its Affiliates and/or said third party to agree to this provision.  For example only and not to limit the generality of the foregoing, if * acquires a third party that owns or is the licensee of a patent that meets the definition of “* Patent”, and on the effective date of the Change in Control, said third party had exclusively licensed its rights to said “* Patent”, then the patent that is the subject of such exclusive license is not available to * under this Section 2.3.

ARTICLE III

ROYALTIES AND PAYMENT TERMS

3.1                                 Consideration for Grant of Rights.

(a)                                  License Issue Fee.  Licensee shall pay to Licensor, within thirty (30) days of the Effective Date, a license issue fee of Five Hundred Thousand United States dollars (US$500,000).

(b)                                 Annual Maintenance Fee.  Effective on the * of the Effective Date and on each anniversary thereafter, Licensee shall pay Licensor an annual maintenance fee of *

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United States Dollars ($*) (the “Maintenance Fee”).  The Maintenance Fee shall be creditable, on an annual basis, against any amounts due under the provisions of Section 3.1(c), 3.1(d), 3.1(e) and 3.1(f) due to the Licensor by Licensee under this Agreement.

(c)                                  Sublicense Fee — Related to Abbott Products.  If Licensee grants a sublicense to a Sublicensee to an Abbott Product and such sublicense includes a grant of rights to the Patent Rights as required to make, have made and use an Abbott Product, then Licensee shall pay to Licensor as a pass through obligation the milestone and royalties related to such Abbott Product as stated in Section 3.1(e) and 3.1(f). No amounts shall be payable by Licensee to Licensor for such sublicense under the provisions of Section 3.1(d). All such payments under this Section 3.1(c) shall be made in conformity with the provisions of Section 3.2.

(d)                                 Sublicense Fee — Other.  Licensee shall pay to Licensor * percent (*%) of any Sublicense Income for each sublicense under Section 2.2, directed solely to the Patent Rights (without any license to an Abbott Product which is covered in Section 3.1(c) above). All such payments under this Section 3.1(d) shall be made in conformity with the provisions of Section 3.2.

(e)                                  Milestones.  Licensee, or Licensee on behalf of an Affiliate or a Sublicensee to an Abbott Product, shall pay to Licensor the following milestone payments, within 30 days of the achievement of the stated event:

(i)                                     * United States Dollars ($*) upon the administration of the first dose for the first-in-man study, solely for the first Abbott Therapeutic Product to achieve this milestone.  The milestone payment under this Section 3.1(e)(i) is a one-time payment, which is only payable for the first Abbott Therapeutic Product to achieve this milestone. Licensee shall not pay this milestone for any future Abbott Therapeutic Product’s achievement of this milestone but will however pay the milestone payable under Section 3.1(e)(ii) for each Therapeutic Product that meets the milestone stated in 3.1(e)(ii).

(ii)                                  * United States Dollars ($*) upon the First Commercial Sale for each Abbott Therapeutic Product after the first NDA approval for such product.

For clarity, the milestone under 3.1(e)(ii) is due on a one-time basis * and additional milestones are not due for subsequent NDA approvals for new dosage forms or strengths, new indications or new label claims, or new packaging configurations or kits once a milestone has been paid for an Abbott Product encompassing such *.

(iii)                               * United States Dollars ($*) upon First Commercial Sale for each Abbott Diagnostic Product.

For clarity, the milestone under 3.1(e)(iii) is due on a one-time basis * and additional milestones are not due for subsequent First Commercial Sales for new

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label claims or new packaging configurations or kits once a milestone has been paid for an Abbott Product encompassing such *.

(f)                                    Royalties.  Licensee, or Licensee on behalf of an Affiliate or a Sublicensee to an Abbott Product, shall pay Licensor, on an Abbott Product-by-Abbott Product basis, a royalty based on Annual Net Sales of such Abbott Product, as follows:

                                                                                                *% of Net Sales of each Abbott Therapeutic Product

*% of Net Sales of each Abbott Diagnostic Product or any other Abbott Product that is not an Abbott Therapeutic Product.

All such payments under this Section 3.1(e) shall be made in conformity with the provisions of Section 3.2.

                                                (g)                                 Sublicense — Cross-License.  In the event that, under a Cross-License, Licensee receives non-cash receipts in the form of license rights to technology or intellectual or tangible property (for example but not to limit the generality of the foregoing, reagents, cell lines or genetic constructs) which may be necessary or useful in providing freedom to operate under the Patent Rights, such non-cash receipts shall not be deemed to be Sublicense Income under Section 3.1(d).

(h)                                 No Duplicate Licensee Fees or Royalties.  If the manufacture, use, lease, or sale of any Licensed Product is covered by more than one of the Patent Rights, multiple royalties shall not be due.  In addition, except as per 3.1(c), no sublicense fees will be due for the sublicense of Abbott Products.

                                                3.2                                 Payments.

                                                (a)                                  Method of Payment.  All payments under this Agreement should be made payable to Licensor and sent to the address identified in Section 13.1.

(b)                                 Payment Terms.  All payments due under this Agreement shall be payable in United States dollars. Foreign currency amounts shall be converted into United States dollars at the rates used by Licensee for conversion of foreign currencies for purposes of calculating its publicly reported sales figures for that year. All payments due under this agreement under the provisions of Sections 3.1(b), 3.1(c), 3.1(d) and 3.1(f) shall be due to Licensor within ninety (90) days of the end of each Reporting Period.

(c)                                  In the event the enforceability of one or more patents within the Patent Rights is under challenge or review in a court of law, or other appropriate body of competent jurisdiction (including the United States Patent Office), at the sole discretion of Licensee, payments due under this Agreement may be held in an interest-bearing escrow account to be chosen by the Licensee (Licensee’s choice of the interest-bearing escrow account shall be subject to Licensor’s approval, which approval shall not be unreasonably withheld), until such time as the patent challenge or review is finally resolved. If the Patent Rights are finally deemed enforceable by decision of a court or other appropriate body of competent jurisdiction, then payments held in

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escrow and interest thereon shall be due to Licensor within thirty (30) days of such the decision. If the Patent Rights are finally deemed unenforceable by decision of a court or other appropriate body of competent jurisdiction, then payments held in escrow and interest thereon shall be due to Licensee.

(d)                                 Withholding Taxes.  Where any sum due to be paid to a Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty.  In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the Party making such payment shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due the other Party and secure and send to the other Party the best available evidence of such payment.

ARTICLE IV

REPORTS AND RECORDS

4.1                                 Frequency of Reports.

                                                (a)                                  Sublicense Agreement Reporting Requirements.  Within thirty (30) days of the end of each Reporting Period during which a sublicense is entered into, Licensee shall report to Licensor (1) the date of the execution of any sublicense agreement and (2) the date of the First Commercial Sale of a Licensed Product that is the subject of the sublicense.

                                                (b)                                 After First Commercial Sale.  After the First Commercial Sale of a Licensed Product or Licensee’s first receipt of Sublicense Income, whichever occurs first, Licensee shall deliver to Licensor within forty-five (45) days of the end of each Reporting Period, a report containing information concerning the immediately preceding Reporting Period, as further described in Section 4.2.

                                                4.2                                 Content of Reports and Payments.  Each report delivered by Licensee to Licensor shall contain the following information for the immediately preceding Reporting Period:

                                                (i)  the total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion;

                                                (ii)  the number of sublicenses entered into for the Patent Rights and Licensed Products and the amount payable to Licensor pertaining to such sublicenses.

If no amounts are due to Licensor for any Reporting Period, or no sublicenses were entered into, then no report is due from Licensee for such Reporting Period.

                                                4.3                                 Records.  Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, accurate accounting records for the calculation of royalties payable hereunder.  Licensee shall retain such records for three (3) years following the end of the calendar year to which they pertain.  Upon thirty (30) days advance written notice by Licensor and not more than

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once in any twelve (12) month period, Licensee shall make available upon reasonable advance notice during normal business hours such records for examination by independent certified public accountants appointed by Licensor and acceptable to Licensee, solely to the extent necessary to verify Licensee’s calculations of amounts due under this Agreement.

Such examination shall be limited to a period of time no more than three (3) calendar years immediately preceding the request for examination. The report of any such examination shall be made simultaneously to Licensee and Licensor and shall simply report the amount, if any, by which Licensee has overpaid or underpaid: (i) royalties on a Licensed Product by Licensed Product basis and (ii) amounts payable for sublicensing income. The costs for such examination shall be borne by Licensor. Licensee shall promptly pay any underpayment and shall deduct from the next payment due to Licensor any overpayment. In the event that an audit performed under this Section reveals an underpayment in excess of * percent (*%), Licensee shall bear the full cost of such audit and shall remit any amounts due to Licensor within sixty (60) days of receiving notice thereof from Licensor.

                                                4.4                                 Due Diligence Progress Reports.  In addition to the reports required under Section 4.1, Licensee shall report to Licensor within thirty (30) days after the end of each of the first * (*) calendar years during the Term on the progress of Licensee’s research and development and licensing activities in compliance with its due diligence obligations under Section 8.4.  Such reports will be in summary format and will be solely directed to the * disclosed in the Patent Rights.  Such reports shall identify Licensed Products, if any, that Abbott has submitted a New Drug Application or Biological License Application to the FDA. Other information and activities relating to the discovery and development of Licensed Products are deemed to be confidential to Abbott and will not be disclosed.  By way of example only, * are confidential to Abbott and will not be disclosed.

ARTICLE V

PATENT PROSECUTION

5.1                                 Responsibility for Patent Rights.  Licensor shall be responsible for the maintenance of the Patent Rights, including all preparation, filing, prosecution, interferences, reissues, re-examinations, and oppositions related to said Patent Rights.  Licensor shall instruct patent counsel authorized with maintaining the Patent Rights to consult with Licensee as to the prosecution and maintenance of such Patent Rights in sufficient time before any action is due to allow Licensee to provide comments and instructions thereon, which comments and instructions  shall be reasonably adopted.

5.2                                 Payment of Expenses.  Payment of all fees and costs, including attorney’s fees, relating to the filing, prosecution and maintenance of the Patent Rights as of the Effective Date shall be the responsibility of Licensor, unless the option to prosecute and maintain patents is exercised by Licensee as per Section 5.3.

                                                5.3                                 Option to Prosecute and Maintain Patents.  Licensor shall give notice to Licensee of any desire to cease prosecution and/or maintenance of any patents included within the Patent Rights licensed to Licensee hereunder at least ninety (90) days prior to the date of lapse, revocation, surrender, invalidation or abandonment of such patents included within the Patent

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Rights.  In such case, Licensor shall permit Licensee, at its sole discretion, to continue prosecution or maintenance at its own expense.  If Licensee elects to continue prosecution or maintenance, Licensor shall execute such documents and perform such acts as may be reasonably necessary to effect an assignment of such patents included within the Patent Rights to Licensee in a timely manner to allow Licensee to continue such prosecution or maintenance.  Any patents or patent applications so assigned shall no longer be considered patents included within the Patent Rights.

5.4           Patent Term Extensions and Supplementary Protection Certificates.  Licensee shall have the right to pursue extensions of exclusivity beyond the full term expiry date of any Patent Rights, for example and without limitation, the extensions provided under United States Law, such as 35 U.S.C. §154, 35 U.S.C. §155, 35 U.S.C. §155A, 35 U.S.C. §156, and 21 U.S.C. §355a, and under Laws outside of the United States, such as a Supplementary Protection Certificate (“SPC”) in European Patent Office (“EPO”) member countries.  An application for extension shall be brought under Licensee’s control and expense.  Licensor shall fully cooperate with Licensee in obtaining an extension of a Patent Rights’ expiry date.

ARTICLE VI

PATENT ENFORCEMENT

6.1           Notification of Action.  Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement of the Patent Rights or the institution by a third party of any proceeding for the purpose of revoking or holding unpatentable, invalid or unenforceable any patent within the Patent Rights.  Such notice shall include copies of all documentary evidence in support of the infringement.

6.2           Right to Enforce and to Defend Patent Rights.  Upon receipt of Notification of Action pursuant to Section 6.1, Licensee shall have the right, but not the obligation, to institute an action for such suspected infringement within the Pharmaceutical Field, or to defend against any such third party proceeding for revocation, or invalidity, under Licensee’s own control and at its own expense and shall have the right to select counsel for any such action or proceeding.  Neither Party shall enter into any settlement, consent judgment, or other voluntary final disposition of any action under this Section without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed.  Such action by Licensee shall be brought under Licensee’s own name or if required by law, jointly with Licensor.  If Licensee does not initiate legal proceedings or take other actions (for example and without limiting the generality of the foregoing, licensing discussions) regarding said infringement within one hundred twenty (120) days from the date of notice pursuant to Section 6.1, Licensor shall have the right to institute or defend any such actions at its own cost and expense.  Further, Licensor retains the right to institute, defend and settle any such actions outside the Pharmaceutical Field.  Each Party shall keep the other reasonably informed and cooperate with the other as to the prosecution and/or settlement of any action, in or outside the Pharmaceutical Field.

                6.3           Offsets. Licensee may offset any expenses incurred under Section 6.2 against any payments due to Licensor under Article 3, provided that in no event shall such payments under Article 3, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than * (*%) in any calendar year.

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                6.4           Recovery.  Any recovery obtained in an action brought by Licensee under Section 6.2 shall be distributed as follows:  (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from Licensor as described in Section 6.3 and including reimbursements according to Section 6.5), (ii) as to ordinary damages, Licensee shall receive an amount equal to *, or whichever measure of damages the court shall have applied, and Licensee shall pay Licensor based upon such amount a reasonable approximation of * and other amounts that *, and (iii) as to special or punitive damages, the parties shall * any award.

                6.5           Cooperation.  Licensor agrees to cooperate in any action under this Article which is controlled by Licensee at no charge to Licensee, provided that Licensee reimburses Licensor for any costs and expenses incurred by Licensor in connection with providing such assistance.

                6.6           Right to Sublicense. Licensee shall have the sole right to sublicense any alleged infringer in the Pharmaceutical Field in the Territory for future use of the Patent Rights in accordance with the terms and conditions of this Agreement relating to sublicenses.

ARTICLE VII

INDEMNIFICATION

                7.1           Indemnification by Licensee.  Licensee shall indemnify, defend and hold harmless Licensor and its respective officers, directors, employees including inventors, if any, and agents and their respective successors, heirs and assigns (the “Licensee Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Licensee Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of: (i) any theory of liability concerning any product, process or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement or (ii) Licensee’s breach of its representations and warranties stated in Section 8.2, to the extent such liability, loss, damage or expense is not attributable to the negligent act or omission or reckless conduct or willful misconduct of Licensee Indemnitees.

7.2           Indemnification by Licensor.  Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates, Sublicensees and their respective officers, directors, employees and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Licensor Indemnitees in connection with any claims, suits, actions, demands or judgments arising out Licensor’s breach of its representations and warranties stated in Section 8.1, to the extent such liability, loss, damage or expense is not attributable to the negligent act or omission or reckless conduct or willful misconduct of Licensor Indemnitees.

                7.3           Procedures.  The Indemnitees agree to provide the indemnifying Party with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. The indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the other Party to defend against any such claim.  The Indemnitees shall cooperate fully with the indemnifying Party in such defense and will permit

* CONFIDENTIAL TREATMENT REQUESTED

the indemnifying Party to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of the indemnifying Party, if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate because of actual or potential differences in the interest of such Indemnitee and any other party represented by such counsel. The indemnifying Party agrees to keep the other Party informed of the progress in the defense and disposition of such claim and to consult with the other Party with regard to any proposed settlement.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

                8.1           Representations and Warranties of Licensor. Licensor represents and warrants to and covenants with Licensee that:

(i)            Licensor is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(ii)           Licensor has the authority and power to enter into this Agreement, and to extend the rights and licenses granted to Licensee in this Agreement;

(iii)          To Licensor’s reasonable knowledge, the conception, development and reduction to practice of the Patent Rights have not constituted or involved the misappropriation of trade secrets or other rights or property of any third party;

(iv)          As of the Effective Date, there are no claims, judgments or settlements against or amounts with respect thereto owed by Licensor relating to the Patent Rights;

(v)           As of the Effective Date, no claim or litigation has been brought or threatened by any person alleging, that (a) the Patent Rights are invalid or unenforceable, or (b) the Patent Rights or the disclosing, copying, making, assigning, licensing, or exploiting of the Patent Rights, or products and services embodying the Patent Rights, violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any third party;

(vi)          To Licensor’s reasonable knowledge, there is no actual or threatened infringement claim made by a third party against Licensor relating to the subject matter encompassed within the Patent Rights;

(vii)         Licensor has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(viii)        upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Licensor, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of

* CONFIDENTIAL TREATMENT REQUESTED

equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(ix)           the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

(x)            Licensor will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would conflict with its obligations under this Agreement;

(xi)           Licensor represents, warrants and covenants to Licensee that Licensor will promptly disclose to Licensee any information that Licensor learns after the Effective Date, relating to any legal conflict or litigation with a third party, threatened or actual, relating to the Patent Rights; and

(xii)          Other than patent application * and its corresponding foreign applications and resulting patents therefrom which are not licensed hereunder, Licensor represents and warrants that Exhibit B attached hereto is a complete list of all Patent Rights owned or Controlled, or licensed by Licensor as of the Effective Date of this Agreement that disclose subject matter related to *.

8.2           Representations and Warranties of Licensee. Licensee represents and warrants to and covenants with Licensor that:

 (i)           Licensee is a corporation duly organized, validly existing and in corporate good standing under the laws of Illinois;

(ii)           Licensee has the corporate authority and power to enter into this Agreement;

(iii)          Licensee has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(iv)          upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Licensee enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

8.3           Debarment and Exclusion.  Each Party covenants, represents, and warrants that neither it, nor any of its employees, have ever been, are currently, or are, to its knowledge, the subject of a proceeding that could lead to it or such employees becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual.  Each Party further covenants, represents and warrants that if, during the Term, it, or any of its employees or agents performing hereunder, become or are the subject of a proceeding

* CONFIDENTIAL TREATMENT REQUESTED

that could lead to that Party becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual, such Party shall immediately notify the other Party, and the other Party shall have the right to immediately terminate this Agreement. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the following definitions shall apply:

(i)            A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.

(ii)           A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a(a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

(iii)          An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(iv)          A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a(a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

8.4           Due Diligence. Licensee shall use Commercially Reasonable Efforts to maintain an active research and development program with respect to the rights granted to Licensee under the Patent Rights. Upon the establishment of the proof of concept in the Pharmaceutical Field, with respect to such Patent Rights, Licensee agrees to utilize Commercially Reasonable Efforts to establish a licensing program to such Patent Rights.  Licensee will provide Due Diligence Progress Reports to Licensor under Section 4.4.

ARTICLE IX

ASSIGNMENT

9.1           Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior consent of the other Party, where such consent will not be unreasonably withheld.  Notwithstanding the foregoing, either Party may assign this Agreement to any of its Affiliates or to any third party to whom it sells or transfers all or substantially all of that portion of its business to which the subject matter of this Agreement relates.  The assignor shall notify the other Party of such sale and transfer promptly after the date thereof.  This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the

* CONFIDENTIAL TREATMENT REQUESTED

benefit of the Parties hereto, their respective successors, legal representatives and permitted assigns.

ARTICLE X

GENERAL COMPLIANCE WITH LAWS

                10.1         Compliance with Laws.  Licensee shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use and sale of Licensed Products.

10.2         Non-Use of Licensor/Licensee Name. Neither Party shall use in any manner the other Party’s name or insignia, or any contraction, abbreviation or adaptation thereof, without the express written consent of the other Party.

10.3         No Publicity.  Neither Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by law or the rules of a stock exchange on which the securities of the disclosing Party are listed.  In the event a Party is, in the opinion of its counsel, required to make a public disclosure by law or the rules of a stock exchange on which its securities are listed, such Party shall submit the proposed disclosure in writing to the other Party at least fifteen (15) business days prior to the date of disclosure for an opportunity to comment thereon.  Notwithstanding the foregoing, Licensee acknowledges that the Licensor intends to file with the Securities and Exchange Commission within four (4) business days after the execution of this Agreement a Current Report on Form 8-K substantially in the form heretofore provided to Licensee.

ARTICLE XI

TERM AND TERMINATION

                11.1         Term.  The Agreement shall commence upon the Effective Date and shall, unless earlier terminated pursuant to this Agreement, continue in full force and effect on a country-by-country basis until the expiration, invalidation or abandonment of the last Valid Claim of the Patent Rights in a country (including any extensions described in Section 5.4 above), at which time the Agreement shall expire in its entirety in such country (“Term”) and all licenses and sublicenses granted hereunder shall become fully-paid, royalty-free, irrevocable, perpetual, nonexclusive licenses in such country.

                11.2         Voluntary Termination by Licensee.  Licensee shall have the right to terminate this Agreement, in whole or with respect to any Patent Rights, on a country-by-country basis, and for any reason, upon at least  * (*) * prior written notice to Licensor.

11.3         Termination for Material Breach.  In the event either Party commits a material breach of its obligations under this Agreement, and fails to cure that breach within sixty (60) days after receiving written notice thereof, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party.  Notwithstanding the foregoing, if the allegedly breaching Party contests the notice of material breach, the non-

* CONFIDENTIAL TREATMENT REQUESTED

breaching Party may terminate the Agreement only following the final, non-appealable decision by the neutral party in an ADR proceeding (see ADR Procedure, Exhibit A), and where the finding by the neutral party of a material breach is not cured within sixty (60) days after receiving written notice thereof.

11.4         Cessation of Business or Insolvency.  To the extent permitted by law, if either Party shall become insolvent, or shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against such Party and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days, or if a receiver or trustee of such Party’s property shall be appointed and not discharged within ninety (90) days, the other Party shall have the right to terminate this Agreement.

                11.5         Effect of Termination.

                (a)           Survival.  The following provisions shall survive the expiration or termination of this Agreement:  Articles 1, 7, 8, 12 and 13, and Sections 4.2 (obligation to provide final report and payment), 4.3, and 11.5 (for the period of time, if applicable, stated in each subsection).  In addition, Section 2.3 shall survive, if applicable, to the extent provided in Section 11.5(e) below.

                (b)           Inventory.  Upon the early termination of this Agreement, Licensee and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) Licensee pays Licensor the applicable running royalty or other amounts due on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (ii) Licensee and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within one (1) year after the effective date of termination.

(c)           Termination for Bankruptcy.  If this Agreement is terminated by Licensee pursuant to Section 11.4 due to the rejection of this Agreement by or on behalf of Licensor under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code.  The Parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. Such intellectual property and all embodiments thereof shall be promptly delivered to Licensee (a) upon commencement of a bankruptcy liquidation proceeding and final declaration of dissolution upon written request therefor by Licensee, unless Licensor elects, under a plan of reorganization, to continue to perform all of its obligations under this Agreement or (b), upon the rejection of this Agreement by or on behalf of Licensor.  The foregoing provisions are without prejudice to any rights Licensee may have arising under the Code or other applicable law or regulation.

                (d)           Sublicensees. Licensee may include a provision in any sublicense agreement, that: (i) in the event of the termination of this Agreement by either Licensor or Licensee, (ii) the sublicense agreement(s) entered into by Licensee shall remain in full force and effect with respect to the Sublicensee, provided that the Sublicensee is in compliance with the terms of the

* CONFIDENTIAL TREATMENT REQUESTED

sublicense agreement and (iii) the Licensor (Metabolix) shall be substituted for Licensee (Abbott) for all purposes under such sublicense agreement.

                (e)           Post-Termination Rights to * Patents and * Patent Applications.

(i)            * Patents. Upon expiration of this Agreement pursuant to Section 11.1 or termination of this Agreement by * pursuant to Section 11.* or termination of this Agreement by * pursuant to Section 11.* or Section 11.*, if an * Patent issued prior to the termination date of this Agreement for which the * Election Period has not yet expired, then *. Thereafter, * shall have no further rights thereunder.

(ii)           Non-Exclusive in the *. The non-exclusive license granted to * in the * in Section 2.3 shall survive, if applicable, upon the last to expire of the (x) * or, if applicable, * or (y) * or, if applicable, *.

(iii)          * Patent Application. Upon expiration of this Agreement pursuant to Section 11.1 or termination of this Agreement by * pursuant to Section 11. * or termination of this Agreement by * pursuant to Section 11. * or Section 11. *, * shall notify *, of any patent application that has been filed with the United States Patent & Trademark Office claiming an invention (i) solely directed to the * and (ii) conceived or discovered during the period beginning on * and through * by an employee or agent of *, its Affiliates or * by use of the Patent Rights (an “* Patent Application”). * grants to * a * to obtain a * license to any such * Patent Application, solely for use *, upon terms and conditions to be negotiated in good faith by the parties (“* Patent Application *”). * may exercise this * Patent Application * upon notice to * within * (*) * after the date of expiration of this Agreement pursuant to Section 11.1 or termination of this Agreement by * pursuant to Section 11. * or termination of this Agreement by * pursuant to Section 11. * or Section 11. * (“* Patent Application * Election Period”). In the event that * exercises the * Patent Application *, the Parties shall enter into good faith negotiations for a commercially reasonable sublicensing agreement for the specific field of interest, *.  The financial terms associated with such agreement will include, to the extent usual and customary for the applicable field of use, a license fee, annual maintenance fees, milestones, royalties on net sales and * and the absolute values for such financial terms will be usual and customary for the scope of rights and field of use and, *, will reflect the proportionate value provided by the * relative to any other patents that are encompassed in such agreement. If the Parties, in good faith negotiations, are unable to reach agreement within ninety days (90) days after the date upon which * exercised the * Patent Application * (“* Patent Application Negotiation Period”), then neither Party shall be under any obligation to continue such negotiations; provided that if the Parties are unable to agree upon what constitutes commercially reasonable financial terms, then * may submit the issue to Alternative Dispute Resolution under Section 12.1.

* CONFIDENTIAL TREATMENT REQUESTED

Notwithstanding anything to the contrary in this Agreement, * understands and agrees that if * or any of its Affiliates acquires, is acquired by, or merges or consolidates with a third party (each a “Change in Control”), the * Patent Application * shall not apply to any patent that otherwise meets the definition of “* Patent Application” if such patent application was already owned or otherwise controlled by the other party to such Change in Control as of the effective date of said Change in Control, and is the subject of an agreement that would not allow*, its Affiliates and/or said third party to agree to this provision.  For example only and not to limit the generality of the foregoing, if * acquires a third party that owns or is the licensee of a patent application that meets the definition of “* Patent Application”, and on the effective date of the Change in Control, said third party had exclusively licensed its rights to said “* Patent Application”, then the patent application that is the subject of such exclusive license is not available to * under this Section.

                (f)            Abbott’s Termination Pursuant to Section 11.3. If a neutral, in accordance with the procedures set forth in Section 12.1, has rendered a ruling that Metabolix has materially breached Section 8.1, and either Metabolix has failed to comply with the remedies imposed on it for such breach (“Adverse Ruling”) within the time period specified therein for compliance, or such material breach cannot be remedied, upon termination by Abbott pursuant to Section 11.3, all rights and licenses granted to Abbott pursuant to Article II shall become fully paid-up, perpetual and irrevocable rights and licenses.

ARTICLE XII

DISPUTE RESOLUTION

12.1         Dispute Resolution. In the event a dispute arises under this Agreement between the Parties, they shall in the first instance, explore whether the dispute can be resolved without more formal proceedings.  If the Parties are unable to resolve the dispute, the Parties shall follow the alternative dispute resolution provisions provided for in Exhibit A.

ARTICLE XIII

MISCELLANEOUS

                13.1         Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, or delivered by hand to the following addresses or facsimile numbers of the parties:

If to Licensor:	Metabolix, Inc.
21 Erie Street
Cambridge, MA 02139
Attention: General Counsel
Telephone: (617) 583-1700
Facsimile: (617) 583-1767

If to Licensee:	Abbott Laboratories

* CONFIDENTIAL TREATMENT REQUESTED

Legal Division — Domestic Legal Operations
100 Abbott Park Road
Abbott Park, Illinois 60064-6400 USA

Attention: Division Vice President
Facsimile: (847) 938-1206

Payments from Licensee under Article III shall be sent to:
Metabolix, Inc.
21 Erie Street
Cambridge, MA 02139
Attention: Accounts Receivable, or by wire transfer in accordance with wiring instructions provided by
Licensor from time to time.

Reports from the Licensee under Article IV shall be sent to:
Metabolix, Inc.
21 Erie Street
Cambridge, MA 02139
Attention: Chief Scientific Officer

                All notices under this Agreement shall be deemed effective upon receipt.  A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

                13.2         Governing Law.  This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of Illinois, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

                13.3         Confidentiality. During the Term and for a period of * (*) years after the expiration or termination of this Agreement, each party agrees not to disclose Confidential Information received from the other to any third person and not to use Confidential Information for any purpose other than as indicated in this Agreement, without the prior written approval of the disclosing Party.  Confidential Information shall include all information provided under this Agreement, except any portion thereof which is: (a) known to the receiving Party, as evidenced by its written records, prior to receipt thereof under this Agreement; (b) disclosed to the receiving Party by a third person after the full execution of this Agreement, and that third person has a legal right to make such disclosure; (c) or becomes part of the public domain other than through breach of this Agreement by recipient; or (d) independently developed by or for the receiving Party as evidenced by its written records, without reference to Confidential Information received from the disclosing Party. If, in the opinion of the receiving Party’s counsel, any of the disclosing Party’s Confidential Information is required to be disclosed pursuant to law, regulation, or court order, the receiving Party shall give the disclosing Party prompt, written notice (and in any case at least fifteen (15) business days notice) in order to

* CONFIDENTIAL TREATMENT REQUESTED

allow the disclosing Party to take whatever action it deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, receiving Party will furnish only that portion of the Confidential Information which receiving Party is advised by counsel is legally required.

13.4         Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

                13.5         Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or no similar.

                13.6         Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken as to materially affect the economic benefits of this Agreement, the Party adversely affected may terminate this Agreement upon sixty (60) days written notice to the other Party.

                13.7         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

                13.8         Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

                13.9         Entire Agreement. Prior to the execution of this Agreement, the Parties have had numerous discussions, conversations and negotiations, and have generated correspondence, writings and other memoranda with respect to the subject matter of this Agreement; notwithstanding which, this Agreement is intended to define the full extent of the Parties’ respective agreements, arrangements and obligations with respect to the subject matter hereof and each Party represents that it is not relying on any such other discussions, conversations, negotiations, correspondence, writings and memoranda in executing and delivering this Agreement or performing its respective obligations hereunder. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

13.10       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and both of which, taken together shall constitute one and the same instrument.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

METABOLIX, INC.		ABBOTT LABORATORIES

By:	/s/ Jay Kouba	By:	/s/ Sean E. Murphy
	(Signature)		(Signature)

JAY KOUBA		SEAN E. MURPHY
(Printed Name)		(Printed Name)

President & CEO		VP Business Development
(Title)		(Title)

November 9, 2007		11/16/07
(Date)		(Date)

[SIGNATURE PAGE TO THE EXCLUSIVE LICENSE AGREEMENT]

EXHIBIT A

ALTERNATIVE DISPUTE RESOLUTION

The Parties recognize that from time to time a dispute may arise relating to either Party’s rights or obligations under this Agreement. The Parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Exhibit, the result of which shall be binding upon the Parties.

To begin the ADR process, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the Parties fail to meet within such twenty-eight (28) days, either Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1.             To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2.             Within twenty-one (21) days following the initiation of the ADR proceeding, the Parties shall select a mutually acceptable independent, impartial and conflicts-free neutral to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, each Party will select one independent, impartial and conflicts-free neutral and those two neutrals will select a third independent, impartial and conflicts-free neutral within ten (10) days thereafter.  None of the neutrals selected may be current or former employees, officers or directors of either Party, its subsidiaries or affiliates.

3.             No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral(s) shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location agreed upon by the Parties. If the Parties cannot agree, the neutral(s) shall designate a location other than the principal place of business of either Party or any of their subsidiaries or affiliates.

4.             At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral(s):

(a)           a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral;

(b)           a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)           a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The Parties agree that neither side shall seek as part of its remedy any punitive damages.

(d)           a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.             The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)           Each Party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each Party has had the five (5) hours to which it is entitled.

(b)           Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

(c)           The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)           Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)           Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral(s) shall have sole discretion regarding the admissibility of any evidence.

6.             Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral(s) a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.             The neutral(s) shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The neutral(s) shall not issue any written opinion or otherwise explain the basis of the ruling.

8.             The neutral(s) shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)           If the neutral(s) rule(s) in favor of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

(b)           If the neutral(s) rule(s) in favor of one Party on some issues and the other Party on other issues, the neutral(s) shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutral(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

                9.             The rulings of the neutral(s) and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

                10.           Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral(s) shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

                11.           All ADR hearings shall be conducted in the English language.

EXHIBIT B

Patents and Patent Applications

1.               *

2.               *

3.               *

4.               *

5.               *

6.               *